Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	CONTACTS:
August 7, 2006
News Media
	Jan Davis	(202) 624-6383 (Office)
(703) 408-3962 (Cell)

Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)
WGL HOLDINGS, INC. REPORTS IMPROVED 2006 THIRD QUARTER
EARNINGS AND UPDATES EARNINGS GUIDANCE
     WGL Holdings, Inc. (NYSE: WGL) (WGL Holdings or the Company), the parent company of Washington Gas Light Company and other energy-related subsidiaries, today reported a net loss of $1.8 million, or $0.04 per share, for the three months ended June 30, 2006, the third quarter of its fiscal year 2006. This represents a $6.4 million, or $0.13 per share, improvement over the net loss of $8.2 million, or $0.17 per share, reported for the same quarter of fiscal year 2005. Reporting a net loss for quarters ending June 30 is typical due to the seasonal nature of the Company’s utility operations and the corresponding reduced demand for natural gas during this period. For the first nine months of fiscal year 2006, the Company reported net income of $99.4 million, or $2.03 per share, as compared to net income of $114.9 million, or $2.35 per share, reported for the corresponding period in fiscal year 2005.
     During the quarter ended June 30, 2006, the Company completed a plan that will result in the disposition of American Combustion Industries, Inc. (ACI), an indirect, wholly owned subsidiary of WGL Holdings that was previously reported as part of the Company’s commercial heating, ventilating and air conditioning (HVAC) business segment. ACI has been reported as a discontinued operation of WGL Holdings and, accordingly, its operating results (including a related impairment charge of $578,000 recorded in the quarter ended June 30, 2006), financial position and cash flows have been presented separately from the Company’s continuing operations in the consolidated financial statements of WGL Holdings for all current and prior periods presented. Consolidated operating results for the three and nine months ended June 30, 2006 include after-tax losses of $1.2 million, or $0.03 per share, and $2.5 million, or $0.05 per share, respectively, representing ACI’s net losses from operations (both amounts including a related impairment charge of $578,000 recorded in the current quarter).

     The Company reported a consolidated net loss from continuing operations of $584,000, or $0.01 per share, for the third quarter of fiscal year 2006, an improvement of $6.8 million, or $0.14 per share, over the net loss from continuing operations of $7.4 million, or $0.15 per share, reported for the same quarter in fiscal year 2005. For the first nine months of fiscal year 2006, the Company reported net income from continuing operations of $101.9 million, or $2.08 per share, as compared to net income from continuing operations of $116.5 million, or $2.38 per share, reported for the corresponding period in fiscal year 2005.
     Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding. Because the Company’s operations are seasonal, the Company’s operating results for the three and nine months ended June 30, 2006 are not indicative of the results to be expected for the twelve months ending September 30, 2006.
     Commenting on third quarter results and the outlook for the year, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “We attribute the quarter’s sharply improved results to the strength of our utility operations, which continue to experience customer growth, the implementation of innovative regulatory mechanisms, and process improvements.” DeGraffenreidt added, “Stronger gross margins generated by our retail energy-marketing business are likely to continue to drive end-of-year results, while success in new competitive electric markets is expected to yield growing market share and long-term benefit.”
Results from Normal Operations
     The Company reviews its financial performance based on its results from normal operations, which reflect normal weather, and are not influenced by unique transactions and discontinued operations. The Company’s consolidated net loss from normal operations for the third quarter of fiscal year 2006 was $0.01 per share, a $0.14 per share improvement over the net loss of $0.15 per share reported for the same quarter of fiscal year 2005. This improvement primarily reflects: (i) decreased utility operation and maintenance expenses and general taxes; (ii) continued utility customer growth; (iii) increased earnings from greater carrying costs on higher balances of storage gas inventory at the regulated utility; and (iv) improved operating results from the Company’s retail energy-marketing business. This improvement was partially offset by lower consumption of natural gas by utility customers due to factors other than weather, such as customer conservation, and higher interest expense. Net losses from normal operations for the quarters ended June 30, 2006 and 2005 exclude the effect of discontinued operations. There were no effects on results of operations from weather or unique transactions in the quarters ended June 30, 2006 and 2005.
     For the first nine months of fiscal year 2006, the Company’s consolidated earnings from normal operations were $2.05 per share as compared to earnings from normal operations of $2.28 per share reported for the corresponding period of the prior fiscal year. Earnings from normal operations for the current year-to-date period, when compared to the same period of the prior fiscal year, reflect: (i) lower consumption of natural gas by utility customers due to factors other than weather, such as customer conservation; (ii) higher utility operation and maintenance, depreciation and amortization, and interest expenses; and (iii) lower earnings from the Company’s retail energy-marketing business. Items that favorably affected earnings from normal operations were: (i) continued utility customer growth; (ii) increased revenues from the conservation component of a regulatory mechanism known as the Revenue Normalization Adjustment (RNA) that was implemented in Maryland on October 1, 2005; and (iii) increased earnings from greater carrying costs on higher balances of storage gas inventory at the regulated utility.
     Earnings from normal operations for the nine months ended June 30, 2006 and 2005 exclude the effect of variations from normal weather. The Company’s weather protection strategy in fiscal year 2006 is designed to provide full protection from the negative financial effects of warmer-than-normal weather, and can provide a benefit from colder-than-normal weather. For the nine months ended June 30, 2006, net income was enhanced in relation to normal weather by an estimated $2.5 million (after-tax), or $0.05 per share, driven primarily from the colder-than-normal weather experienced during the first quarter of fiscal year 2006. The effects on net income of weather and the Company’s related weather protection products for the nine months ended June 30, 2006 are more fully discussed later in this news release. For the comparable nine-month period in fiscal year 2005, weather, when measured by heating degree days, was 6.2 percent colder than normal, contributing an estimated $5 million (after-tax), or $0.10 per share, to net income for that period.
     Earnings from normal operations for the nine months ended June 30, 2006 also exclude the effect of unique transactions related to the Company’s regulated utility and energy-marketing segments. Earnings from normal operations exclude a charge of $4.6 million (pre-tax), or $0.06 per share, recorded by the regulated utility segment in the current nine-month period related to a proposed order from a Hearing Examiner, which the Company is currently appealing to the Public Service Commission of Maryland (PSC of MD), that recommends the disallowance of certain natural gas costs incurred by the regulated utility and collected from customers in a prior fiscal year. Also excluded to derive earnings from normal operations is income recognized by the energy-marketing segment from its reversal in the current nine-month period of $3.1 million (pre-tax), or $0.04 per share, related to fees that were previously assessed by the Public Service Commission of the District of Columbia (PSC of DC) and expensed in prior fiscal years. The reversal of these expenses stemmed from a favorable court decision in the current year-to-date period resulting from an appeal by the Company regarding these fees. There were no unique transactions in the comparable nine-month period of the prior fiscal year.
     Reconciliations of the Company’s and the regulated utility segment’s earnings (loss) per share reported in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) to earnings (loss) per share from normal operations are included with this news release.
Three Months Ended June 30, 2006
     Regulated Utility Operations
     The operating results of the Company’s core regulated utility segment are the primary influence on overall consolidated operating results. For the three months ended June 30, 2006, the regulated utility segment reported a seasonal net loss of $6.8 million, or $0.14 per share, an improvement of $4.3 million, or $0.09 per share, over the net loss of $11.1 million, or $0.23 per share, reported for the same quarter of the prior fiscal year. This improvement reflects the addition of approximately 22,000 active customer meters since the end of the same quarter of the prior fiscal year, coupled with $1.5 million (pre-tax), or $0.02 per share, of increased earnings from greater carrying costs on a higher balance of storage gas inventory that was the result of both higher natural gas prices and volumes. Tempering these improvements was a decrease of 21.5 million therms, or 12.8 percent, in total natural gas deliveries to firm customers during the third quarter of fiscal year 2006 that was attributable, in part, to the lower consumption of natural gas by customers due to factors other than weather, such as customer conservation. Although the decline in natural gas deliveries also was attributable to warmer weather in the current quarter in relation to the same quarter of the prior fiscal year, weather had a negligible effect on operating results for both quarters ended June 30, 2006 and 2005.

     Third quarter 2006 operating results of the regulated utility segment also benefited from a $4.1 million (pre-tax) decrease in operation and maintenance expenses that reduced the net loss per share by $0.05. Principally contributing to the decrease in these expenses was a $2.0 million reduction in group insurance costs, $760,000 of reduced gas transportation and engineering related costs, $117,000 of reduced expenses for uncollectible accounts, and other miscellaneous items. Results from the regulated utility segment also benefited from lower general taxes that were partially offset by increased interest expense.
     Non-Utility Operations
     The Company’s continuing non-utility operations, principally comprised of the results of the unregulated energy-marketing segment and the remaining portion of the commercial HVAC segment, reported net income of $6.2 million, or $0.13 per share, for the three months ended June 30, 2006, as compared to net income of $3.6 million, or $0.08 per share, reported for the same period of the prior fiscal year. The increased earnings from non-utility operations principally were attributable to the Company’s retail energy-marketing business.
     The retail energy-marketing segment reported net income of $6.1 million, or $0.13 per share, for the third quarter ended June 30, 2006, a $2.1 million, or $0.05 per share, increase over net income of $4.0 million, or $0.08 per share, reported for the same quarter in fiscal year 2005. The year-over-year improvement in earnings for this segment reflects higher gross margins from the sale of natural gas and electricity, and lower selling, general and administrative expenses.
     Higher gross margins from the sale of natural gas reflect higher gross margins per therm, partially offset by a 5.9 percent decrease in natural gas sales volumes primarily due to warmer weather in the current quarter relative to the same quarter of the prior fiscal year. The higher gross margins per therm resulted, in part, from a larger number of commercial customers entering into long-term, fixed-price contracts during the first quarter of fiscal year 2006 compared to the same period in the prior year. Gross margins recognized on fixed-price sales contracts vary over their term as such margins are based on the spread between the fixed sales price billed each month and the monthly fluctuating commodity cost. During the first two quarters of fiscal year 2006, the Company’s winter heating season, spreads on these contracts were relatively narrow due to higher natural gas costs in relation to the fixed sales prices associated with these contracts. However, these spreads widened in the current quarter due to lower natural gas costs, improving gross margins in the 2006 third quarter when compared to the same quarter last year.

     Higher gross margins from natural gas sales for the current quarter also reflect mark-to-market gains in the current quarter (net of the cost of weather hedges), as compared to mark-to-market losses incurred in the same quarter of the prior fiscal year. These valuation gains or losses are associated with certain contracts used to mitigate risks associated with the volatility in the market price of natural gas and, in the current quarter, sales contracts that provide customers flexibility on the price and volumes of natural gas being sold. Changes in the mark-to-market valuation of these instruments increased net income for the current quarter in relation to the same quarter last year by $491,000 (after-tax), or $0.01 per share.
     Gross margins from electric sales increased during the current three-month period, reflecting an increase in the margin per kilowatt hour sold, partially offset by a 21.2 percent decline in electric sales volumes. Electric customers grew 31 percent in the current quarter when compared to the same quarter of the prior fiscal year. This customer growth was concentrated near the end of the current quarter and was principally the result of new competitive opportunities that emerged due to sharp increases in competing rates offered by electric utilities in Maryland, Delaware and the District of Columbia.
     The retail energy-marketing segment also benefited $1.5 million (pre-tax), or $0.02 per share, from the reversal in the current quarter of certain administrative fees that were previously accrued during fiscal year 2006, coupled with reduced bad debt expenses. The reversal of administrative fees, which are normally levied by a regulatory body, resulted from a decision of the regulatory body in July 2006 not to levy such fees to the energy-marketing business for fiscal year 2006.
     The Company’s commercial HVAC segment, excluding the effects of discontinued operations, reported net income of $205,000 for the third quarter of fiscal year 2006, as compared to net income of $186,000 reported for the same quarter in fiscal year 2005.
Nine Months Ended June 30, 2006
     Regulated Utility Operations
     The regulated utility segment reported net income of $97.6 million, or $2.00 per share, for the first nine months of fiscal year 2006, as compared to net income of $103.4 million, or $2.11 per share, for the corresponding period of the prior fiscal year. This comparison primarily reflects a decrease in total natural gas deliveries to firm customers of 85.1 million therms, or 7.2 percent, to 1.104 billion therms delivered during the nine months ended June 30, 2006. The decline in natural gas deliveries reflects 8.2 percent warmer weather in the current nine-month period than in the comparable period of the prior fiscal year. Weather was 2.7 percent warmer than normal during the current year-to-date period, as compared to 6.2 percent colder than normal during the corresponding period of the prior fiscal year. The year-over-year comparison of natural gas deliveries to firm customers also reflects lower consumption of natural gas by customers due to factors other than weather, such as customer conservation. Mitigating the financial effects of warmer weather and lower consumption of natural gas during the current nine-month period were: (i) the application of the Maryland RNA and other weather protection strategies, as discussed below; (ii) the addition of approximately 22,000 active customer meters since the end of the same quarter of the prior fiscal year; and (iii) $6.6 million (pre-tax), or $0.08 per share, of increased earnings from greater carrying costs on a higher balance of storage gas inventory.
     As mentioned, the Company’s various weather protection strategies, coupled with the timing of heating degree days during the current nine-month period, resulted in weather having a favorable effect on net income despite warmer-than-normal weather. Prior to October 1, 2005, the Company managed weather risk for all jurisdictions of the regulated utility with a weather insurance policy designed to protect against 50 percent of the effects of warmer-than-normal weather. That policy expired on September 30, 2005. Commencing in fiscal year 2006, the Company began utilizing the following new mechanisms to manage weather risk: (i) the RNA billing mechanism implemented in Maryland on October 1, 2005; (ii) a weather insurance policy for the District of Columbia effective October 1, 2005 and (iii) a weather derivative in Virginia effective December 18, 2005 which expired on May 31, 2006. The RNA is a mechanism that is designed to stabilize the level of net revenues collected from Maryland customers by eliminating the effect of deviations in customer usage caused by variations in weather from normal levels and certain other factors such as customer conservation. Deliveries to Maryland customers represent approximately 40 percent of therms delivered by the regulated utility.
     The weather insurance policy and the weather derivative utilized in the District of Columbia and Virginia, respectively, were designed to provide full protection for the regulated utility from the negative financial effects of warmer-than-normal weather. If weather is colder than normal, the Company retains any associated benefits. The regulated utility segment benefited $5.5 million (after-tax), or $0.11 per share, in the current nine-month period from these weather protection products in relation to the corresponding period of the prior fiscal year. This enhancement to earnings in the current nine-month period includes the estimated benefits of the insurance and the derivative, and the related expenses of these products.
     Utility net revenues of the regulated utility segment for the nine months ended June 30, 2006 were unfavorably affected by a charge of $4.6 million (pre-tax), or $0.06 per share, recorded in the second quarter of fiscal year 2006 to reflect a proposed order by a Hearing Examiner of the PSC of MD that recommends the disallowance of certain natural gas costs incurred by the regulated utility and billed to Maryland customers from September 2003 through August 2004. An appeal filed by the regulated utility is currently pending before the PSC of MD.
     Earnings of the regulated utility segment for the first nine months of the current fiscal year reflect a $6.9 million (pre-tax), or $0.09 per share, increase in operation and maintenance expenses. Principally contributing to this increase was $3.2 million of higher expenses for uncollectible accounts, $2.4 million of increased expenses associated with information technology projects and $541,000 of increased labor and labor-related expenses. This increase in labor and labor-related expenses is net of $1.4 million of lower employee benefit costs primarily due to reductions in group insurance and other post-retirement benefit costs. Results from the regulated utility segment also reflect higher depreciation and amortization expense and increased interest expense that, together, reduced pre-tax income by $4.8 million, or $0.06 per share.
     Non-Utility Operations
     The Company’s continuing non-utility operations reported net income of $4.3 million, or $0.08 per share, for the nine months ended June 30, 2006, as compared to net income of $13.1 million, or $0.27 per share, reported for the corresponding nine-month period of the prior fiscal year.
     The retail energy-marketing segment reported net income of $5.0 million, or $0.10 per share, for the nine months ended June 30, 2006, as compared to net income of $13.9 million, or $0.28 per share, reported for the same period in fiscal year 2005. The $8.9 million, or $0.18 per share, year-over-year decline in earnings for this business primarily reflects lower gross margins from the sale of natural gas and electricity, that was partially offset by the reversal of expenses in the current year-to-date period of $3.1 million (pre-tax), or $0.04 per share, related to certain fees assessed by the PSC of DC that were accrued in prior fiscal years.

     Lower gross margins from natural gas sales primarily reflect lower gross margins per therm that resulted, in part, from a larger number of commercial customers entering into long-term, fixed-price contracts during the first quarter of fiscal year 2006, when natural gas costs were relatively high compared to the same period in the prior fiscal year, thereby causing a compression in gross margins during the first half of fiscal year 2006. This was partially offset by increased gross margins during the 2006 third quarter, due to lower natural gas costs in relation to the fixed sales prices associated with these contracts. Lower gross margins from natural gas sales for the current nine-month period also reflect increased mark-to-market losses and weather hedge costs associated with certain of its contracts used to mitigate the risk in the volatility of natural gas prices, partially offset by mark-to-market gains in the current period on sales contracts that provide customers flexibility on the price and volumes of natural gas being sold. The increased mark-to-market losses (net of gains) decreased net income by $3.2 million (after-tax), or $0.07 per share, for the nine months ended June 30, 2006. Gross margins from electric sales fell during the current year-to-date period, reflecting a 29 percent decline in sales volumes that was partially offset by an increase in the margin per kilowatt hour sold.
     The Company’s commercial HVAC segment, excluding the effects of discontinued operations, reported net income of $324,000, or $0.01 per share, for the first nine months of fiscal year 2006, virtually unchanged from the results reported for the corresponding period in fiscal year 2005.
Earnings Outlook
     The Company is providing a consolidated earnings estimate for the full fiscal year 2006 to only reflect a forecast of the Company’s earnings from continuing operations. That estimate is a range of $1.82 per share to $1.90 per share. This estimate includes projected full fiscal year 2006 earnings from its regulated business segment in a range of $1.63 per share to $1.67 per share from the previous range of $1.59 per share to $1.65 per share, and projected full fiscal year 2006 earnings from continuing operations related to its unregulated businesses in a range of $0.19 per share to $0.23 per share. The annual guidance for the consolidated entity includes an estimated seasonal net loss from continuing operations for the fourth quarter of fiscal year 2006 in the range of $(0.26) per share to $(0.18) per share. This reflects an estimate from continuing operations for the fourth quarter related to its unregulated businesses of a range of $0.11 per share to $0.15 per share. The guidance also assumes no effect that may result from performing earnings tests on a quarterly basis pursuant to a December 18, 2003 rate order issued by the State Corporation Commission of Virginia, and no change in the assumptions used for known and potential regulatory contingencies, including those assumptions used to account for and record regulatory assets and liabilities at June 30, 2006. The guidance also assumes no effect of unusual items that could arise in the future, and excludes results from discontinued operations and future gains or losses related to such discontinued operations. This guidance has been determined as of August 4, 2006, and includes the forecasted results of continuing operations only. The Company assumes no obligation to update this guidance. The absence of any statement by the Company in the future should not be presumed to represent an affirmation of the earnings guidance given herein.
Other Information
     The Company will hold a conference call at 10:30 a.m. Eastern time on August 8, 2006, to discuss its third quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. Slides providing details of the Company’s results of operations will be posted to the Web site. To hear the live webcast, click on the “Live Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings Web site through August 31, 2006.
     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.
     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.
     Note: This news release and other statements by the Company include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

     As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the level and rate at which costs and expenses are incurred and the extent to which they are allowed to be recovered from customers through the regulatory process in connection with constructing, operating and maintaining the Company’s natural gas distribution system; the ability to implement successful approaches to modify the current or future composition of gas delivered to customers or to remediate the effects of the current or future composition of gas delivered to customers, as a result of the introduction of gas from the Dominion Cove Point facility to the Company’s natural gas distribution system; the ability to recover the costs of implementing steps to accommodate delivery of natural gas to customers as a result of the receipt of gas from Cove Point; variations in weather conditions from normal levels; the availability of natural gas supply and interstate pipeline transportation and storage capacity; the ability of natural gas producers, pipeline gatherers, and natural gas processors to deliver natural gas into interstate pipelines for delivery by those interstate pipelines to the entrance points of the regulated utility’s natural gas distribution system as a result of factors beyond the control of the Company or its subsidiaries; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit ratings of debt securities of WGL Holdings, Inc. or Washington Gas Light Company that may affect access to capital or the cost of debt; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates or decisions affecting business operations or the timing of recovery of costs and expenses; the timing and success of business and product development efforts and technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives to the Company’s products and services; changes in accounting principles; acts of God and terrorist activities; and other uncertainties. The outcome of negotiations and discussions the Company may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of the risks and uncertainties, see the Company’s most recent annual report on Form 10-K, its quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission.
     Please see the following comparative statements for additional information. Also included are reconciliations of the Company’s and regulated utility segment’s earnings (loss) per share reported in accordance with GAAP to earnings (loss) per share from normal operations.

WGL Holdings, Inc.
Consolidated Statements of Income
For Periods Ended June 30, 2006 and 2005
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(In thousands, except per share data)	2006	2005	2006	2005	2006	2005

UTILITY OPERATIONS
Operating Revenues	$183,595	$197,629	$1,490,588	$1,241,806	$1,628,172	$1,364,956
Less: Cost of gas	87,402	99,576	972,351	712,746	1,032,503	762,139
Revenue taxes	9,268	9,930	46,721	50,804	54,087	58,230

Utility Net Revenues	86,925	88,123	471,516	478,256	541,582	544,587

Other Operating Expenses
Operation and maintenance	57,899	62,033	184,484	177,568	244,248	230,843
Depreciation and amortization	23,210	22,663	69,267	66,277	92,849	88,665
General taxes	8,818	10,389	31,862	31,643	40,697	39,520
Income tax expense (benefit)	(5,262)	(5,931)	57,981	64,783	42,380	53,870

Utility Other Operating Expenses	84,665	89,154	343,594	340,271	420,174	412,898

Utility Operating Income (Loss)	2,260	(1,031)	127,922	137,985	121,408	131,689

NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	159,911	143,613	812,762	634,819	950,989	786,912
Heating, ventilating and air conditioning (HVAC)	3,276	1,637	10,358	7,234	12,606	9,236
Other non-utility activities	139	386	564	999	990	1,340

Non-Utility Operating Revenues	163,326	145,636	823,684	643,052	964,585	797,488

Other Operating Expenses
Operating expenses	150,778	138,969	809,396	624,446	938,391	777,792
Income taxes	4,588	2,600	4,805	7,214	10,522	7,591

Non-Utility Operating Expenses	155,366	141,569	814,201	631,660	948,913	785,383

Non-Utility Operating Income	7,960	4,067	9,483	11,392	15,672	12,105

TOTAL OPERATING INCOME	10,220	3,036	137,405	149,377	137,080	143,794
Other Income (Expenses) — Net
Income (expenses) — net	1,813	386	2,716	879	4,128	1,624
Income tax benefit (expense)	(660)	(282)	(897)	(348)	(1,197)	(1,288)

Other Income (Expenses) — Net	1,153	104	1,819	531	2,931	336

INCOME BEFORE INTEREST EXPENSE	11,373	3,140	139,224	149,908	140,011	144,130
Interest expense	11,627	10,217	36,312	32,445	47,170	42,685
Dividends on Washington Gas preferred stock	330	330	990	990	1,320	1,320

INCOME (LOSS) FROM CONTINUING OPERATIONS	(584)	(7,407)	101,922	116,473	91,521	100,125
Loss from discontinued operations, net of income tax benefit	(1,240)	(786)	(2,477)	(1,588)	(3,468)	(3,250)

NET INCOME (LOSS) (APPLICABLE TO COMMON STOCK)	$(1,824)	$(8,193)	$99,445	$114,885	$88,053	$96,875

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,762	48,695	48,754	48,684	48,741	48,676
Diluted	48,762	48,695	48,891	48,991	48,933	48,957

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic
Income (loss) from continuing operations	$(0.01)	$(0.15)	$2.09	$2.39	$1.88	$2.06
Loss from discontinued operations	(0.03)	(0.02)	(0.05)	(0.03)	(0.07)	(0.07)

Basic earnings (loss) per average share	$(0.04)	$(0.17)	$2.04	$2.36	$1.81	$1.99

Diluted
Income (loss) from continuing operations	$(0.01)	$(0.15)	$2.08	$2.38	$1.87	$2.05
Loss from discontinued operations	(0.03)	(0.02)	(0.05)	(0.03)	(0.07)	(0.07)

Diluted earnings (loss) per average share	$(0.04)	$(0.17)	$2.03	$2.35	$1.80	$1.98

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$(6,825)	$(11,053)	$97,599	$103,390	$81,701	$86,542

Non-utility operations:
Retail energy-marketing	6,124	4,036	4,951	13,929	13,316	16,150
Commercial HVAC	205	186	324	300	(1,290)	(1,100)

Total major non-utility	6,329	4,222	5,275	14,229	12,026	15,050
Other, principally non-utility activities	(88)	(576)	(952)	(1,146)	(2,206)	(1,467)

Total non-utility	6,241	3,646	4,323	13,083	9,820	13,583

INCOME (LOSS) FROM CONTINUING OPERATIONS	(584)	(7,407)	101,922	116,473	91,521	100,125
Loss from discontinued operations, net of income tax benefit	(1,240)	(786)	(2,477)	(1,588)	(3,468)	(3,250)

NET INCOME (LOSS) (APPLICABLE TO COMMON STOCK)	$(1,824)	$(8,193)	$99,445	$114,885	$88,053	$96,875

WGL Holdings, Inc.
Consolidated Balance Sheets
June 30, 2006 and 2005
(Unaudited)

	June 30,
(In thousands)	2006	2005

ASSETS
Property, Plant and Equipment
At original cost	$2,890,380	$2,729,678
Accumulated depreciation and amortization	(864,136)	(793,302)

Net property, plant and equipment	2,026,244	1,936,376

Current Assets
Cash and cash equivalents	88,078	68,756
Accounts receivable, net	205,572	178,816
Storage gas—at cost (first-in, first-out)	193,053	128,747
Other	49,026	42,353
Current assets of discontinued operations	6,711	8,931

Total current assets	542,440	427,603

Deferred Charges and Other Assets
Deferred charges and other assets	148,114	133,230
Other assets of discontinued operations	—	958

Total deferred charges and other assets	148,114	134,188

Total Assets	$2,716,798	$2,498,167

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$946,556	$922,462
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	581,788	523,681

Total capitalization	1,556,517	1,474,316

Current Liabilities
Notes payable and current maturities of long-term debt	144,974	76,787
Accounts payable and other accrued liabilities	172,433	164,211
Other	145,359	139,604
Current liabilities of discontinued operations	2,435	2,619

Total current liabilities	465,201	383,221

Deferred Credits
Deferred credits	694,781	640,299
Other liabilities of discontinued operations	299	331

Total deferred credits	695,080	640,630

Total Capitalization and Liabilities	$2,716,798	$2,498,167

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
For Periods Ended June 30, 2006 and 2005
(Unaudited)

COMMON STOCK DATA
June 30, 2006	52 Week
Closing Price	Price Range

$28.95	$34.79-$27.04

	Earnings Per Share			Annualized
	Twelve Months Ended June 30,		P/E	Dividend	Yield
	2006	2005

Basic			16.0	$1.35	4.7%

Income from continuing operations	$1.88	$2.06
Loss from discontinued operations	(0.07)	(0.07)

Basic earnings per average share	$1.81	$1.99

Diluted
Income from continuing operations	$1.87	$2.05
Loss from discontinued operations	(0.07)	(0.07)

Diluted earnings per average share	$1.80	$1.98

FINANCIAL STATISTICS
	Twelve Months Ended
	June 30,	June 30,
	2006	2005

Return on Average Common Equity	9.4%	10.7%
Total Interest Coverage (times) (1)	4.0	4.8
Book Value Per Share (end of period)	$19.41	$18.94
Common Shares Outstanding—end of period (thousands)	48,762	48,696

(1)Calculated using income from continuing operations.

UTILITY GAS STATISTICS
	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(In thousands)	2006	2005	2006	2005	2006	2005

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$102,953	$118,468	$978,068	$801,591	$1,049,782	$865,916
Commercial and Industrial — Firm	34,863	38,527	314,064	251,958	343,186	276,107
Commercial and Industrial — Interruptible	1,808	1,973	6,749	7,059	8,514	8,354
Electric Generation	274	275	957	825	1,232	1,100

	139,898	159,243	1,299,838	1,061,433	1,402,714	1,151,477

Gas Delivered for Others
Firm	22,972	22,331	119,070	124,884	134,960	141,959
Interruptible	8,655	7,162	34,717	30,695	41,139	36,884
Electric Generation	59	120	207	236	499	299

	31,686	29,613	153,994	155,815	176,598	179,142

	171,584	188,856	1,453,832	1,217,248	1,579,312	1,330,619
Other	12,011	8,773	36,756	24,558	48,860	34,337

Total	$183,595	$197,629	$1,490,588	$1,241,806	$1,628,172	$1,364,956

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(In thousands of therms)	2006	2005	2006	2005	2006	2005

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	60,329	74,660	552,288	591,013	586,526	627,087
Commercial and Industrial — Firm	26,331	29,376	193,171	202,095	213,663	223,799
Commercial and Industrial — Interruptible	1,511	1,771	4,781	6,340	6,250	7,604

	88,171	105,807	750,240	799,448	806,439	858,490

Gas Delivered for Others
Firm	59,458	63,562	358,492	395,947	396,644	432,308
Interruptible	48,912	53,061	207,064	230,501	256,487	277,928
Electric Generation	21,916	16,370	47,775	34,879	86,770	44,391

	130,286	132,993	613,331	661,327	739,901	754,627

Total	218,457	238,800	1,363,571	1,460,775	1,546,340	1,613,117

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	114,750	121,999	615,538	623,564	705,650	709,424

Number of Customers (end of period)	144,900	149,100	144,900	149,100	144,900	149,100

Electricity Sales
Electricity Sales (thousands of kWhs)	471,255	598,222	1,390,160	1,961,340	2,109,289	3,423,450

Number of Accounts (end of period)	49,100	37,400	49,100	37,400	49,100	37,400

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	98.99¢	94.46¢	129.06¢	88.93¢	127.43¢	88.65¢

HEATING DEGREE DAYS

Actual	255	365	3,688	4,018	3,693	4,025
Normal	306	306	3,791	3,782	3,807	3,799
Percent Colder (Warmer) than Normal	(16.7)%	19.3%	(2.7)%	6.2%	(3.0)%	5.9%

Number of Active Customer Meters (end of period)	1,032,198	1,010,272	1,032,198	1,010,272	1,032,198	1,010,272

WGL HOLDINGS, INC. (CONSOLIDATED)
RECONCILIATION OF REPORTED GAAP EARNINGS (LOSS) PER SHARE AND
ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)
August 7, 2006
The reconciliation below is provided to demonstrate management’s utilization of historical earnings (loss) per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings (loss) per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for WGL Holdings, Inc. and its consolidated subsidiaries (the Company), and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year financial objectives, which are based on normal weather, and uninfluenced by: (i) single, one-time, non-repeating transactions and (ii) the Company’s discontinued operations.
Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)(2)

	Fiscal Year 2006 Results
	Quarter Ended
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings (loss) per share	$0.91	$1.16	$(0.04)		$2.03
Less: (Loss) from discontinued operations — net	(0.02)	(0.01)	(0.03)		(0.05)

GAAP diluted earnings (loss) per share from continuing operations	0.93	1.17	(0.01)		2.08
Adjustments for:
Warmer (colder) than normal weather	(0.07)	0.02	—		(0.05)
Reserve for disallowance of natural gas costs	—	0.06	—		0.06
Energy-marketing reversal of fee expense	—	(0.04)	—		(0.04)

Adjusted diluted earnings (loss) per share from normal operations	$0.86	$1.21	$(0.01)		$2.05

WGL Holdings, Inc. (Consolidated)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)(2)

	Fiscal Year 2005 Results
	Quarter Ended
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings (loss) per share	$0.88	$1.63	$(0.17)		$2.35
Less: (Loss) from discontinued operations — net	(0.01)	(0.01)	(0.02)		(0.03)

GAAP diluted earnings (loss) per share from continuing operations	0.89	1.64	(0.15)		2.38
Adjustments for:
Colder than normal weather	—	(0.10)	—		(0.10)

Adjusted diluted earnings (loss) per share from normal operations	$0.89	$1.54	$(0.15)		$2.28

(1)	Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.

(2)	During the quarter ended June 30, 2006, the Company discontinued the operations of a portion of its commercial heating, ventilation and air conditioning business segment. The operating results of the discontinued operation, including a related impairment charge recorded in the third quarter of 2006, have been presented separately from the operating results of the Company’s continuing operations for all periods ended June 30, 2006. All prior periods presented herein have been restated to conform to the current fiscal year’s presentation of the Company’s discontinued operation.

WGL HOLDINGS, INC. (REGULATED UTILITY SEGMENT)
RECONCILIATION OF REPORTED GAAP EARNINGS (LOSS) PER SHARE AND
ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)
August 7, 2006
The reconciliation below is provided to demonstrate management’s utilization of historical earnings (loss) per share, as derived in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), and adjusted earnings (loss) per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the results from normal operations for the Company’s regulated utility segment, and identify certain unique transactions that are not expected to repeat. This information should assist investors and analysts to track progress towards achieving the Company’s five-year financial objectives, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.
Utilization of normal weather is an industry standard, and it is the practice of the Company to provide estimates and guidance on the basis of normal weather. Actual performance and results may vary from normal weather projections, and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data, and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.
WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2006 By Quarter (1)

	Fiscal Year 2006 Results
	Quarter Ended
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings (loss) per share	$0.92	$1.22	$(0.14)		$2.00
Adjustments for:
Warmer (colder) than normal weather	(0.07)	0.02	—		(0.05)
Reserve for disallowance of natural gas costs	—	0.06	—		0.06

Adjusted diluted earnings (loss) per share from normal operations	$0.85	$1.30	$(0.14)		$2.01

WGL Holdings, Inc. (Regulated Utility Segment)
Reconciliation of Reported GAAP Earnings (Loss) Per Share to
Adjusted Earnings (Loss) Per Share from Normal Operations
Fiscal Year 2005 By Quarter (1)

	Fiscal Year 2005 Results
	Quarter Ended
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Year-To-Date

GAAP diluted earnings (loss) per share	$0.81	$1.52	$(0.23)		$2.11
Adjustments for:
Colder-than-normal weather	—	(0.10)	—		(0.10)

Adjusted diluted earnings (loss) per share from normal operations	$0.81	$1.42	$(0.23)		$2.01

(1)	Quarterly earnings (loss) per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common shares outstanding which may vary for each of those periods.